Ohr Pharmaceutical, Inc. S-4/A

EXHIBIT 10.23

NEUBASE THERAPEUTICS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 22, 2018 by and between NeuBase Therapeutics, Inc. (the “Company”), and Dietrich A. Stephan (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”) and is effective as of August 28, 2018 (the “Effective Date”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and as Chairman of the Board, and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive desires to accept such employment and enter into such an agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.             Duties and Scope of Employment.

(a)    Positions and Duties. As of the Effective Date, Executive will serve as the Chairman of the Board and as Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Board. The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.”

(b)   Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. The Parties agree that Executive has made certain commitments as specified in Exhibit A attached hereto which shall not constitute breach of this Section 1.

(c)    Prior Agreements. Executive hereby represents and warrants to the Company that he is not party to any contract, understanding, agreement, or policy, written or otherwise, which would be breached by his entering into, or performing services under, this Agreement.

2.             At-Will Employment. Subject to the terms hereof, the parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice, for any reason or no reason. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3.             Compensation.

(a)    Base Salary. Starting December 22, 2018, the Company will pay Executive as compensation for his services an annual base salary at a rate of $75,000 or $6,250 per month, as modified from time to time at the discretion of the Board or, to the extent applicable, a duly constituted committee of the Board (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). Upon the consummation of a Qualified Financing, the Base Salary shall be increased to an annual base salary at a rate of $450,000, as modified from time to time at the discretion of the Board or, to the extent applicable, a duly constituted committee of the Board, subject to terms of Section 9(a)(i)(D) for the purposes of severance. For the purposes of this Agreement, a “Qualified Financing” is a transaction or series of transactions pursuant to which the Company issues and sells shares of its preferred or common stock for aggregate gross proceeds of at least $4,000,000 (excluding all proceeds from the incurrence of indebtedness that is converted into such preferred or common stock, or otherwise cancelled in consideration for the issuance of such preferred or common stock) with the principal purpose of raising capital. Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement, subject to terms of Section 9(a)(i)(D) for the purposes of severance. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. Upon the consummation of a Qualified Financing, the Company shall pay Executive an additional $2,000 per month for Executive’s supplemental Life Insurance and Disability Insurance policies, in accordance with the Company’s normal payroll practices (subject to required withholding).

(b)   Bonus. On or about December 22, 2018, the Company will pay Executive a bonus of $25,000. Upon the consummation of a Qualified Financing, Executive will be eligible for a bonus in the amount of $150,000, which may be modified from time to time at the discretion of the Board (the “Bonus”). After the consummation of a Qualified Financing, Executive will additionally be eligible for an annual bonus in the amount of $150,000 based on personal and Company performance as may be set by the Board (the “Annual Bonus”). The payment of the Bonus or Annual Bonus, or a portion of the Bonus or Annual Bonus, if any (the “Payment”), will be determined by the sole discretion of the Board. The Payment will be made in no case later than August 28 of the year following the year in which the Bonus is earned.

(c)    Equity Compensation. Subject to approval by the Board, Executive will be granted an option to purchase 3,250,000 shares of common stock of the Company, par value $0.00001 per share (the “Common Stock”), at an exercise price to be determined upon receipt of an independent 409A valuation report of the fair market value of the Common Stock, subject to the terms set forth in the Company’s 2018 Equity Incentive Plan (the “Plan”) and the stock option grant documents, substantially in the forms attached hereto as Exhibit B (the “Option Grant Documents”) (the “Option”). The Option shall, upon grant, be deemed to begin vesting on the Effective Date and shall vest in equal monthly installments over the next forty-eight (48) months. In the event of a Change in Control, to be defined in the Option Grant Documents substantially as any acquisition of the Company by, or merger of the Company with, another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer), 100% of the total number of shares underlying the Option shall be deemed vested. The Executive will be eligible to receive additional awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time, including the Plan or any successor thereto. The Board or, to the extent applicable, a committee of the Board shall determine in its discretion whether Executive shall be granted any such additional equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4.             Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executive officers of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans, to the extent that Executive is eligible under the applicable plan documents. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.             Vacation. Executive will be entitled to accrue a maximum of four (4) weeks paid vacation per year, in accordance with the Company’s vacation policy, which shall be taken subject to the demands of the Company’s business and Executive’s obligations as an employee of the Company with a substantial degree of responsibility.

6.             Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable business travel, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.             Termination on Death or Disability.

(a)    Effectiveness. Executive’s employment will terminate automatically upon Executive’s death or, upon fourteen (14) days prior written notice from the Company, in the event of Disability.

(b)    Effect of Termination. Upon any termination for death or Disability, Executive shall be entitled to:

(i)  Executive’s Base Salary through the effective date of termination; (ii) the right to continue health care benefits under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), at Executive’s cost, to the extent required and available by law; (iii) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

8.             Involuntary Termination for Cause; Resignation.

(a)    Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause or Executive may resign from his employment with the Company at any time for any reason. Termination of Executive’s employment for Cause, or Executive’s resignation for any reason, shall be effective on the date either Party gives notice to the other Party of such termination in accordance with this Agreement, unless otherwise agreed by the Parties. Other than with respect to a resignation for Good Reason, a resignation that is accelerated by the Company shall continue to be construed as a resignation under this Agreement.

(b)   Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation for any reason (other than Good Reason), Executive shall be entitled to receive: (i) Base Salary through the effective date of the termination or resignation, as applicable; (ii) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which he has not yet been reimbursed; (iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

9.             Involuntary Termination without Cause; Resignation for Good Reason.

(a)    Effect of Termination. The Company shall be entitled to terminate Executive with or without Cause at any time, and, without limiting Executive’s ability to resign at any time for any reason pursuant to Section 8(a), Executive may resign from his employment at any time for Good Reason, subject to the following:

(i)            If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability), or if Executive resigns from his employment at any time for Good Reason, then, subject to the limitations of Sections 9(b) and 26 below, Executive shall be entitled to receive: (A) his Base Salary through the date of termination; (B) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which he has not yet been reimbursed; (C) if Executive is eligible and timely elects to continue Executive’s health insurance coverage, Executive’s health insurance coverage pursuant to his rights under COBRA, at Executive’s cost, to the extent required and available by law; (D) continuing severance pay at a rate equal to one hundred percent (100%) of Executive’s Base Salary, as in effect prior to termination without giving effect to any material reduction in Base Salary made within 30 days of termination (less applicable withholding), for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practice; (E) subject to Board discretion, a prorated Bonus or Annual Bonus for the year in which the termination occurs, which Bonus or Annual Bonus amount shall be calculated based on the product of Executive’s target Bonus or Annual Bonus, multiplied by a fraction, the numerator of which is the number of days during the year of termination in which Executive was employed and the denominator of which 365; (F) 100% of the total number of shares underlying the Option shall vest; and (G) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(b)   Conditions Precedent. Any severance payments contemplated by Section 9(a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidential Information Agreement; and (ii) signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company with reasonable terms and provisions customary for departing executives (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or resignation for Good Reason, as applicable, or such earlier date required by the release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Section 9 or elsewhere in this Agreement. Any severance payments or other benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 26) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 26(b). Except as required by Section 26(b), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the 6-month payment delay described herein. Any severance payments under this Agreement that would not be considered Deferred Compensation Separation Benefits will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs on or after the date the Release becomes effective and any installment payments that would have been made to Executive during the period prior to the date the Release becomes effective following Executive’s separation from service but for the preceding sentence will be paid to Executive on the first payroll date that occurs on or after the date the Release becomes effective. Notwithstanding the foregoing, this Section 9(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 6 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

10.           Definitions.

(a)    Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s continued failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or Disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) Executive’s failure or refusal to comply with the policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Executive that benefits Executive at the expense of the Company; (iv) Executive’s violation of a federal or state law or regulation applicable to the Company’s business; (v) Executive’s plea of nolo contendre or guilty to, a felony under the laws of the United States or any state; (vi) Executive’s material breach of the terms of this Agreement or the Confidential Information Agreement (defined below); (vii) the Company’s severe financial distress, whereby the Company is in the process of winding down its business and Executive’s employment is terminated in connection with such winding down; or (viii) Executive’s continued failure to take such actions as directed by the Board.

(b)   Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning ascribed to such term in the Plan, as modified by the Option Grant Documents. Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any other guidance promulgated thereunder (“Section 409A”), to the extent necessary to comply with Section 409A.

(c)    Disability. For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(d)   Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution of the Executive’s authority, duties or responsibilities unless Executive is provided with a comparable position (i.e., a position of equal or greater organization level, duties, authority, compensation and status), provided, however, that a reduction in authority, duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “Good Reason”; (ii) the Company’s material breach of any provision of this agreement; or (iii) a relocation of the Executive’s principal workplace by more than thirty (30) miles without the Executive’s written consent. Executive may not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason,” within ninety (90) days of the initial existence of the grounds for “Good Reason,” and the Company fails to cure the grounds for Good Reason during a cure period of thirty (30) days following the date the Company receives such notice.

11.           Change in Control. Notwithstanding anything to the contrary herein, if within twelve (12) months following a Change in Control (a) the Company or the successor corporation terminates Executive’s employment with the Company or successor corporation for other than Cause, death or Disability, or (b) the Executive resigns for Good Reason, then Executive shall be entitled to acceleration as set forth in the Option Grant Documents executed by and between the Company and the Executive and Executive shall be entitled to receive the compensation and benefits set forth in Section 9 above on the same terms and conditions described in Section 9, including the requirement that Executive sign and not revoke a Release in accordance with the requirements specified above.

12.           Company Matters.

(a)    Proprietary Information and Inventions. Executive acknowledges and agrees that he has signed, is bound by, and will continue to abide by the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, which he executed on or about the date hereof, (the “Confidential Information Agreement”), including the provisions governing the non-disclosure of confidential information and restrictive covenants contained therein.

(b)   Resignation on Termination. On termination of his employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that he may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties.

(c)    Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about his rights and obligations under this Agreement and the Confidential Information Agreement.

13.           Arbitration. IN CONSIDERATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND EXECUTIVE’S RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO EXECUTIVE BY THE COMPANY, AT PRESENT AND IN THE FUTURE, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), WHETHER BROUGHT ON AN INDIVIDUAL, GROUP, COLLECTIVE, OR CLASS BASIS, ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION, AS SET FORTH IN THE CONFIDENTIAL INFORMATION AGREEMENT.

14.           Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

15.           Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the Party to be notified at the address or facsimile number indicated for such Party on the signature page to this Agreement, or at such other address or facsimile number as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer.

16.           Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

17.           Integration. This Agreement, together with the Restricted Stock Purchase Agreement, by and between the Company and the Executive, dated as of September 6, 2018, the Plan, the Option Grant Documents executed by and between the Company and the Executive and the Confidential Information Agreement, represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

18.           Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

19.           Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

20.           Governing Law. This Agreement will be governed by the laws of the Commonwealth of Pennsylvania (with the exception of its conflict of laws provisions).

21.           Conflict Waiver. Each of the Parties to this Agreement understands that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) is serving as counsel to the Company in connection with the transactions contemplated hereby, and that discussion of such transactions with Executive could be construed to create a conflict of interest. By executing this Agreement, the Parties hereto acknowledge the potential conflict of interest and waive the right to claim any conflict of interest at a later date. Furthermore, by executing this Agreement, the Parties acknowledge that if a conflict of interest exists and any litigation arises between Executive and the Company, WSGR would represent the Company. Executive represents and warrants that he has had the opportunity to seek independent counsel in his review of this and all related agreements and that he is not relying on WSGR for any legal, tax or other advice relating to such agreements.

22.           Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23.           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

24.           Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

25.           Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

26.           Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

(b)   Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d)   Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e)    All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

27.           Rights of Third Parties. Anything in this Agreement to the contrary notwithstanding, no person firm or entity will be entitled to the benefit of, or to enforce, any provision hereof other than the Parties hereto (and their heirs, successors and permitted assigns).

[Remainder of page is intentionally blank; Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

COMPANY:

NEUBASE THERAPEUTICS, INC.

By:	/s/ Dietrich A. Stephan

Address:
2730 Sidney Street, Suite 300
Pittsburgh, PA 15203

EXECUTIVE:

DIETRICH A. STEPHAN

By:	/s/ Dietrich A. Stephan

Address:
[●]

NEUBASE THERAPEUTICS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

SIGNATURE PAGE

EXHIBIT A

COMMITMENTS

●	Role as Partner with LXC Fund 1 L.P.

●	Role as Director with Peptilogics, Inc

●	Role as Director with Sharp Edge Labs, Inc

●	Role as Director with FarmaceuticalRx LLC

EXHIBIT B

OPTION GRANT DOCUMENTS